As filed with the Securities and Exchange Commission on October 1, 2015

Registration No. 333-168905

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 8

TO

FORM S-11

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SmartStop Self Storage, Inc.

(Edgewater REIT Acquisition (MD) LLC as successor by merger to SmartStop Self Storage, Inc.)

(Exact name of registrant as specified in its charter)

c/o Extra Space Storage Inc.

Spencer F. Kirk

Chief Executive Officer

2795 East Cottonwood Parkway, Suite 400

Salt Lake City, Utah 84121

(801) 365-4600

(Name, address, including zip code, and telephone number, including area code, of agent for service of process)

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 8 (this “Post-Effective Amendment”) relates to the Registration Statement of SmartStop Self Storage, Inc. (“SmartStop”) on Form S-11 (File No. 333-168905) (as amended and supplemented, the “Registration Statement”), which was initially filed with the Securities and Exchange Commission on August 17, 2010.

On October 1, 2015, pursuant to that certain Agreement and Plan of Merger, dated as of June 15, 2015, as amended by Amendment No. 1 on July 16, 2015, among SmartStop, SmartStop Self Storage Operating Partnership, L.P., a Delaware limited partnership, Extra Space Storage Inc., a Maryland corporation, Extra Space Storage LP, a Delaware limited partnership (“Extra Space OP”), Edgewater REIT Acquisition (MD) LLC, a Maryland limited liability company and indirect wholly-owned subsidiary of Extra Space OP (“Merger Sub I”) and Edgewater Partnership Acquisition (DE) LLC, a Delaware limited liability company and indirect wholly-owned subsidiary of Extra Space OP, SmartStop merged with and into Merger Sub I, with Merger Sub I continuing as the surviving company in the merger (the “Company Merger”).

As a result of the Company Merger, Merger Sub I, as successor to SmartStop, has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking contained in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, Merger Sub I, as successor to SmartStop, hereby removes from registration all of its securities registered but unsold under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant certified that it has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, State of Utah, on this 1st day of October, 2015.

Edgewater REIT Acquisition (MD) LLC as successor by merger to SmartStop Self Storage, Inc.

By: /s/ Gwyn G. McNeal
Gwyn G. McNeal
Manager

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